Exhibit 10.33

Laboratory Corporation of America® Holdings
430 South Spring Street
Burlington, NC 27215
Telephone:(336) 229-1127

CONFIDENTIAL

October 19, 2007

Allen W. Troub
4689 E. Talmadge
San Diego CA 92116

Re: Employment Separation Agreement and General Release

Dear Al:

I am writing on behalf of Laboratory Corporation of America Holdings and/or its subsidiaries (“LabCorp” or the “Company”) to offer you (the “Employee”) the following Employment Separation Agreement (the “Agreement”). The terms and conditions of this Agreement are as follows:

1.0  Separation Pay

1.1	Effective October 31, 2007, the Employee’s employment with the Company will be terminated. In consideration for the covenants, promises and agreements herein and in particular the Employee’s covenants not to solicit, not to compete and not to disclose confidential information, LabCorp will pay the Employee a severance in the total amount of $964,722.00, representing a payment of two times the sum of Employee’s current base salary of $275,635.00 plus the Employee’s target MIB Bonus of $206,726.00. LabCorp will remit a payment of $450,000.00, within 30 days following the effective date of this Agreement, a second payment of $32,361.00 within 10 days after 6 months after the effective date of this Agreement and a final payment of $482,361 within 30 days following the one-year anniversary of the effective date of this Agreement, subject to, and net of, any applicable federal, state or municipal deductions. For purposes of this Agreement, “MIB Bonus” shall mean a payment as defined under the LabCorp Management Incentive Bonus Plan. LabCorp shall not be responsible for making any payment under this paragraph if the Employee has not complied in all material respects with the terms and conditions of this Agreement. Employee further understands and agrees that if he applies for, and accepts, another position with LabCorp during the twenty four (24) months represented by the Separation Pay, he will repay to LabCorp the pro-rata amount of Separation Pay representing the number of months he is re-employed.

1.2	In addition to the compensation payable under Paragraph 1.1 of the Agreement, the Employee shall receive an additional payment equal to the pro rated portion of his earned MIB Bonus payment for Fiscal Year 2007, less applicable taxes and withholdings, and payable commensurate with payments made by the Company under the LabCorp Management Incentive Bonus Plan. The Employee shall also receive a payment of $359,784, less any applicable taxes and withholdings, half payable within 30 days after the one year anniversary of the execution of this Agreement and half payable within 30 days after the second year anniversary of the execution of this Agreement.

2.0  Continuation of Benefits

2.1	Employee, his/her spouse, and his/her other dependent(s) may be eligible to elect continued health care coverage under the group medical and dental plans sponsored by the Company, as provided in the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which provides generally that certain employees and their dependents may elect to continue coverage under employer-sponsored group health plans for a period of at least eighteen (18) months under certain conditions, including payment by Employee of the “Applicable Premium” as defined in Section 604 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”). In the event the Employee elects continuation of coverage under COBRA for himself and his spouse and dependents, the Company will pay the applicable premium for such coverage for the first eighteen (18) months thereof.

3.0  Compromise

3.1	This Agreement shall never be construed as an admission by LabCorp of any liability, wrongdoing or responsibility on its part or on the part of any other person or entity described in Paragraph 4.1 of this Agreement. The Company expressly denies any such liability, wrongdoing or responsibility.

4.0  Release

4.1	Employee, on behalf of himself/herself and his/her heirs, assigns, transferees and representatives, hereby releases and forever discharges LabCorp, and its predecessors, successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, employees, agents, shareholders, representatives, attorneys and insurers (collectively, the "Releasees"), from any and all claims, causes of actions, demands, damages or liability of any nature whatsoever, known or unknown, which Employee has or may have which arise out of his/her employment or cessation of employment with the Company, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, including, but not limited to, claims arising under the Fair Labor Standards Act, 29 U.S.C.ss.201 et seq.; the Equal Pay Act , 29 U.S.C.ss.206(a) and interpretive regulations; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.ss.2000e et seq.; 42 U.S.C.ss.1981 et seq.; the Americans with Disabilities Act, 42 U.S.C.ss.12101 et seq.; the Family and Medical Leave Act, 29 U.S.C.ss.2601 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.ss.1001 et seq. (except as to Employee's claims for entitlement under the Company's ERISA Plans in which he is a participant, in accordance with the terms of those plans); the Worker Adjustment and Retraining Notification Act, 29 U.S.C.ss.ss.2101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C.ss.ss.621 et seq.; any and all claims for wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses, or commissions except as otherwise contained herein; claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for, or relating to stock or stock options, except that nothing in this Agreement shall prohibit Employee from exercising any vested stock options in accordance with the terms of the applicable stock option agreement(s); claims for vacation pay; claims arising in tort, including, but not limited to, claims for invasion of privacy, intentional infliction of emotional distress and defamation; claims for quantum meruit and/or unjust enrichment; and any and all other claims arising under any other federal, state, local or foreign laws, as well as any and all other common law legal or equitable claims.

4.2	Employee is hereby advised in accordance with the Older Workers’ Benefit Protection Act (the “OWBPA”) that: (i) he/she should consult with an attorney (at his/her own expense) prior to executing this Agreement; (ii) he/she is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, he/she is not waiving any claims that may arise after the date this Agreement is executed; (iii) he/she has forty-five (45) days within which to consider the execution of this Agreement, before signing it; and (iv) for a period of seven (7) days following the execution of this Agreement, he/she may revoke this Agreement by delivering written notice (by the close of business on the seventh day) to the Company in accordance with Paragraph 9.6 herein, and this Agreement shall not become effective or enforceable until that revocation period has expired. Attached to this document in Exhibit A is a table showing the age and job title of those individuals selected for employment termination, as well as the age and job title of any individuals not selected for employment termination.

4.3	Notwithstanding the provisions of Paragraph 4.1, said release does not apply to any and all statutory or other claims that are prohibited from waiver by Federal, State or local law. Notwithstanding anything set forth herein to the contrary, said release does not apply to Employee’s claim for indemnification under the Company’s bylaws and Directors & Officers insurance policies arising from any claims asserted against Employee by any third party arising from Employee’s actions taken within the course and scope of Employee’s duties as an officer and senior executive of the Company. Moreover, Paragraph 4.1 and any other term of this Agreement does not amend, rescind, or otherwise affect the Employee’s rights under the terms of the Laboratory Corporation of America Holdings 2000 Stock Incentive Plan and any resolution adopted by the Board of Directors of the Company affecting the terms and conditions of his Stock Option, Restricted Stock and Performance Award Agreements.

5.0  Confidentiality

5.1	Employee understands and agrees that all discussions, negotiations and correspondence relating to this Agreement and the terms thereof (collectively “Confidential Information”) are strictly confidential and that this confidentiality provision is a material term of this Agreement. Accordingly, Employee agrees not to disclose to anyone (other than counsel, accountants, immediate family members) any Confidential Information unless such disclosure is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting) and/or by court order; or (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement. Employee hereby agrees that any failure to fully and completely comply with this provision shall entitle the Company to seek damages for a demonstrated breach of the confidentiality provision, to include recoupment of monies paid hereunder. Notwithstanding this paragraph, Employee may disclose the contents of Paragraph 6.0 and its subparts to any subsequent employer.

5.2	Employee agrees to keep confidential and not to disclose to any person or entity other than LabCorp any and all secret, confidential and/or proprietary information or ideas developed by Employee for, or acquired by Employee from, the Company, or any of its agents, consultants, or vendors. Such information or ideas shall include, but are not limited to, business plans, reports, sales information, cost or pricing data, product data or information services data, including, but not limited to, information services structure, methods of production or manufacture, formulae, intercorporate structure and dealings, and lists of suppliers or customers that are not currently in the public domain.

5.3	Employee further agrees that he/she will notify the Company in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to Paragraph 5.0 of this Agreement.

6.0  Non-Solicitation/Non-Compete

6.1	For a period of two (2) years following the termination of Employee’s Employment, Employee will not, without the prior written consent of the Corporation:

(a)

directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit or communicate with a customer of the Company or potential customer targeted by the Company at the time of termination of employment for the purpose of (i) offering, selling, licensing or providing the same or substantially similar commercial medical testing or anatomical services offered and/or provided to said customer or potential customer by the Company or (ii) influencing said customer’s or potential customer’s decision on whether to purchase or use such commercial medical testing or anatomical services offered by the Company;

(b)

directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director or employee of the Company to consult, work for or be otherwise engaged by the Employee and/or any other person, trade or business that either (i) directly competes with the Company in the same geographic markets serviced by the Company or (ii) supplies, services, advises or consults with a person, trade or business that directly competes with the Company in the same geographic markets serviced by the Company; or

(c)

directly or indirectly own, invest in, consult for, be employed by or otherwise engaged by any person, trade or business that either (i) directly competes with the Company in the same geographic markets serviced by them or (ii) supplies, services, advises or consults with a person, trade or business that directly competes with the Company in the same geographic markets serviced by them, except that nothing in this Agreement shall prohibit Employee from holding not more than a three percent (3%) of the outstanding shares of a publicly traded company whether or not engaged in business activities that compete with the business activities of the Company.

6.2	Employee acknowledges and agrees that because the violation, breach, or threatened breach of Paragraph 6.1 of this Agreement would result in immediate and irreparable injury to the Company, the Company shall be entitled, without limitation of remedy, to (a) temporary and permanent injunctive and other equitable relief restraining Employee from activities constituting a violation, breach or threatened breach of Paragraph 6.1 to the fullest extent allowed by law, (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs, and (c) withhold any further payments under this Agreement which become due and owing after the occurrence of said violation, breach or threatened breach. In the event that a Court should determine that the Employee engaged in conduct in breach of Paragraph 6.1, the Employee agrees to repay to the Company all payments made under this Agreement prior to the Court’s finding.

7.0  Return of Company Property

7.1	Employee agrees that prior to his/her execution of this Agreement, he/she will return any and all Company documents and any copies thereof, in any form whatsoever, including computer records or files, containing secret, confidential and/or proprietary information or ideas, and any other LabCorp property (including, but not limited to, any cell phones, pagers and/or computer equipment) in Employee’s possession or control.

8.0  Duty to Cooperate

8.1	Without limitation as to time, Employee agrees to cooperate and make all reasonable and lawful efforts to assist the Company in addressing any issues which may arise concerning any matter with which he/she was involved during his/her employment with LabCorp, including, but not limited to cooperating in any litigation arising therefrom. LabCorp shall reimburse Employee at a fair and reasonable rate for services provided by the Employee to the Company in connection with services provided under this provision.

8.2	Employee further agrees that he/she will not make any disparaging comments or commit any act the purpose of which is to injure the reputation of the Company. Employee’s obligation in this regard extends to the reputation of the Company and any other person or entity described in Paragraph 4.1 of this Agreement.

9.0  Miscellaneous

9.1	This Agreement is binding on, and shall inure to the benefit of, the Parties hereto and their heirs, representatives, transferees, principals, executors, administrators, predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers and employees.

9.2	This Agreement constitutes the complete agreement between, and contains all of the promises and undertakings of the Parties. Any and all prior agreements, representations, negotiations and understandings among the Parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged herein, except that this Agreement does not rescind, revoke, replace or otherwise have any effect on any other confidentiality, non-solicitation, non-disclosure, and non-compete agreement executed by and between LabCorp and the Employee prior to the date of this Agreement. This Agreement may not be revised or modified without the mutual written consent of the Parties.

9.3	Employee represents that he/she has not initiated any action or charge against the Company or any of its predecessors, successors, parents, subsidiaries, affiliates, agents, assigns, representatives or their present or former directors, officers, employees or agents with any federal, state or local court or administrative agency. If such an action or charge has been filed by Employee, or on Employee’s behalf, he/she will use his/her best efforts to cause it immediately to be withdrawn and dismissed with prejudice.

9.4	The Parties acknowledge and agree that they have had sufficient time to consider this Agreement and consult with legal counsel of their choosing concerning its meaning prior to entering into this Agreement. In entering into this Agreement, no Party has relied on any representations or warranties of any other Party other than the representations or warranties expressly set forth in this Agreement.

9.5	Except as otherwise provided in this paragraph, if any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any ‘way affecting the remaining parts of said provision or the remaining provisions of this Agreement; provided that, if any provision contained in this Contract shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made. If Paragraph 4.1 of this Agreement is deemed invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this entire Agreement shall be null and void, and any consideration paid hereunder shall be repaid immediately by Employee upon receipt of notice thereof.

9.6	Such notice and any other notices required under this Agreement shall be served upon the Company via telecopier and U.S. Mail as follows:

If to the Company:

Laboratory Corporation of America Holdings 430 S. Spring Street Burlington, NC 27215 Telephone No. (336) 436-4226 Telecopier No. (336) 436-4177 Attention: General Counsel

With a copy to:

Laboratory Corporation of America Holdings 309 East Davis Street Burlington, NC 27215 Attention: Director of HR Compliance

If to the Employee:

Allen W. Troub 4689 E. Talmadge San Diego CA 92116

9.7	The interpretation and performance of this Agreement is governed by the laws of the State of North Carolina, without reference to that jurisdiction’s choice of law provisions.

9.8	The effective date of this Agreement shall be either (a) October 31, 2007 or (b) the day after expiration of the seven (7) day revocation period set forth in paragraph 4.2 of this Agreement, whichever date is later.

If you agree with the foregoing, please sign below and return two (2) originals to Kathey Renaud, Director of Human Resources Compliance, 309 East Davis Street, Burlington, North Carolina 27215. You should retain one (1) original copy of this Agreement for your records.

Sincerely,

David P. King
Chief Executive Officer

Agreed to and accepted:

/s/Allen W. Troub
October 23, 2007